The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated August 28, 2007
PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 375 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated September , 2007
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Buffered PLUS due September 27, 2012
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Performance of a Market Allocation Basket
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)
Unlike ordinary debt securities, the Buffered PLUS do not pay interest and only guarantee a return of 20% of principal at maturity. Instead, at maturity you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the performance, as determined at maturity, of a weighted basket composed of the S&P 500® Index, the Dow Jones EuroStoxx 50® Index, which we refer to as the EuroStoxx Index, the Nikkei 225 Index, the FTSETM 100 Index, the Russell 2000® Index, the Dow Jones-AIG Commodity IndexSM, which we refer to as the Commodity Index, the MSCI Emerging Markets Index, which we refer to as the Emerging Markets Index and the MSCI World Real Estate Index, which we refer to as the World Real Estate Index, each of which we refer to as a basket index and together as the basket indices.
•	The stated principal amount of each Buffered PLUS is $1,000.
•	We will not pay interest on the Buffered PLUS.
•	At maturity, you will receive an amount per Buffered PLUS based on the performance of the basket.
	o	If the basket percentage increase is positive you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to $1,000 plus the leveraged upside payment. The leveraged upside payment will equal $1,000 times the basket percentage increase times 120%-130%, which we refer to as the leverage factor. The actual leverage factor will be determined on the day we price the Buffered PLUS for initial sale to the public, which we refer to as the trade date.
	o	There will be no maximum payment at maturity on the Buffered PLUS.
	o	If the basket performance factor is less than or equal to 100% but greater than or equal to 80%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 20%, you will receive your $1,000 stated principal amount.
	o	If the basket performance factor is less than 80%, meaning the value of the basket has declined by more than the buffer amount of 20% from its initial value, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to (i) $1,000 times (ii) the basket performance factor plus (iii) $200, which will be an amount less than, and possibly significantly less than, the $1,000 stated principal amount of the Buffered PLUS. However, under no circumstances will the Buffered PLUS pay less than $200 per Buffered PLUS at maturity.
•	The basket percentage increase will equal the sum of the products of the respective final value for each basket index minus the respective initial value for such basket index divided by the initial value of such basket index times the respective basket weighting for such basket index.
	o	The initial value for each basket index will equal (i) in the case of each basket index (other than the Commodity Index), the closing value of such index on the index business day immediately following the trade date and (ii) in the case of the Commodity Index, the official settlement price on the index business day immediately following the trade date.
	o	The final value for each basket index will equal the (i) with respect to each basket index (other than the Commodity Index), the closing value of such index on September 20, 2012, which we refer to as the determination date and (ii) with respect to the Commodity Index, the official settlement value on the determination date.
•	The basket performance factor will equal the sum of the products of the final value for each basket index divided by the respective initial value for such basket index times the respective basket weighting for such basket index.
•	The basket weightings are 25%, 15%, 15%, 15%, 10%, 10%, 5% and 5% for the S&P 500® Index, the EuroStoxx Index, the Nikkei 225 Index, the FTSE 100 Index, the Russell 2000 Index, the Commodity Index, the Emerging Markets Index and the World Real Estate Index, respectively.
•	Investing in the Buffered PLUS is not equivalent to investing in the basket or the basket indices.
•	The Buffered PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Buffered PLUS is 617446T41.
You should read the more detailed description of the Buffered PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Buffered PLUS.”
The Buffered PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-13.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER Buffered PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to Company

Per Buffered PLUS	$1,000	$	$
Total	$	$	$
(1) For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the Buffered PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Buffered PLUS, see the section of this pricing supplement called “Description of Buffered PLUS–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the Buffered PLUS to the public in Hong Kong as the Buffered PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the Buffered PLUS nor make the Buffered PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered PLUS, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the Buffered PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

      (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Buffered PLUSSM we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The Buffered PLUS offered are medium-term debt securities of Morgan Stanley. The return on the Buffered PLUS at maturity is based on the performance, as determined at maturity, of a weighted basket composed of the S&P 500® Index, the Dow Jones EuroStoxx 50® Index, which we refer to as the EuroStoxx Index, the Nikkei 225 Index, the FTSETM 100 Index, the Russell 2000® Index, the Dow Jones-AIG Commodity IndexSM, which we refer to as the Commodity Index, the MSCI Emerging Markets Index, which we refer to as the Emerging Markets Index and the MSCI World Real Estate Index, which we refer to as the World Real Estate Index, each of which we refer to as a basket index and together as the basket indices.

     “Performance Leveraged Upside Securities” and “PLUS” are our service marks.

     “Standard and Poor’s®,” “S&P®” and “S&P 500®” are trademarks of Standard & Poor’s Corporation. “Dow Jones EuroStoxx 50®” and “Stoxx®” are registered trademarks of STOXX Limited. Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei Inc. “FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license. The “Russell 2000® Index” is a trademark of Frank Russell Company. “Dow JonesSM,” “AIG®” and “Dow Jones–AIG Commodity IndexSM” are service marks of Dow Jones & Company, Inc. and American International Group, Inc., as the case may be. “MSCI World Real Estate IndexSM” is a service mark of Morgan Stanley Capital International Inc. These trademarks and service marks have been licensed for use by Morgan Stanley.

Each Buffered PLUS costs $1,000

We, Morgan Stanley, are offering Buffered Performance Leveraged Upside SecuritiesSM due September 27, 2012, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Performance of a Market Allocation Basket, which we refer to as the Buffered PLUS. The stated principal amount and issue price of each Buffered PLUS is $1,000.

The original issue price of the Buffered PLUS includes the agent’s commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the Buffered PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Buffered PLUS. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Buffered PLUS—Use of Proceeds and Hedging.”

The Buffered PLUS do not guarantee return of 100% of the principal; no interest

Unlike ordinary debt securities, the Buffered PLUS do not pay interest and do not guarantee the return of 100% of the principal at maturity. If the basket performance factor is less than 80%, we will pay to you an amount in cash per Buffered PLUS that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the basket below 80% of its initial value.

The basket

We have designed the Buffered PLUS to provide investors with exposure to the indices. The following table sets forth the basket indices, and the initial value and the percentage weighting of each basket index within the basket:

Basket Index	Percentage Weighting	Initial Basket Index Value

S&P 500 Index	25%
Dow Jones EuroStoxx 50® Index (the
“EuroStoxx Index”)	15%
Nikkei 225 Index	15%
FTSE 100 Index	15%
Russell 2000 Index	10%
Dow Jones-AIG Commodity Index (the
“Commodity Index”)	10%
MSCI Emerging Markets Index (the
“Emerging Markets Index”)	5%
MSCI World Real Estate Index (the “World
Real Estate Index”)	5%

Payment at maturity based on the performance of the basket

At maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the performance of the weighted basket, as measured by the basket percentage increase or the basket performance factor, as applicable. The basket percentage increase will equal the sum of the respective final value for each basket index minus the respective initial value for such basket index divided by the initial value of such basket index times the respective basket weighting for such basket index. The basket performance factor will equal the sum of the final values for each basket index divided by the respective initial value for each such basket index times the applicable basket index weighting. The payment at maturity will be determined on the determination date as follows:

•	If the basket percentage increase is positive, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

$1,000 + the leveraged upside payment,

where,

leveraged upside payment	=	($1,000 x basket percentage increase x leverage factor)

and

basket percentage increase	=

The sum of the products of (x) the final basket index value for each basket index minus the respective initial basket index value for such basket index divided by the initial basket index value of such basket index times (y) the basket index weighting for such basket index. Each such product for a basket index may be expressed by the following formula:

and leverage factor = 120%-130%, with the final leverage factor to be determined on the trade date.

The initial basket index values will equal

(i)	in the case of each basket index (other than the Commodity Index), the closing value of each index on the index business day immediately following the trade date, and

(ii)	in the case of the Commodity Index, the official settlement price of the Commodity Index on the index business day immediately following the trade date,

in each case as published by the respective index publisher.

The final basket index values will equal:

(i)	with respect to any basket index (other than the Commodity Index), the closing value of each index on the determination date, and

(ii)	with respect to the Commodity Index, official settlement price of the Commodity Index on the determination date.

Because the performance of the basket indices may not be highly correlated, negative or insufficient performance values by any one or more of the basket indices could wholly offset positive performance values by other basket indices.

•

If the basket performance factor is less than or equal to 100% but greater than or equal to 80%, meaning the basket has declined in value by an amount less than or equal to the buffer amount of 20%, you will receive for each Buffered PLUS that you hold the stated principal amount of $1,000 at maturity.

•	where,

The basket performance factor	=

The sum of the products of (x) the final basket index values for each basket index divided by the respective initial basket index value for such basket index times (y) the respective basket index weighting for such basket index. Each such product may be expressed by the following formula:

•

If the basket performance factor is less than 80%, meaning the value of the basket has declined by more than the buffer amount of 20%, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

$1,000 x the basket performance factor + $200

Because the basket performance factor will be less than 80%, this payment will be less than to $1,000. However, under no circumstances will the payment at maturity be less than $200.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Buffered PLUS at Maturity,” which illustrates the performance of the Buffered PLUS at maturity assuming a range of hypothetical basket performance factors. The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket indices for each calendar quarter in the period from January 1, 2002 through August 24, 2007, and a graph of the historical performance of the basket for the period from January 1, 2002 to August 24, 2007 (assuming that each of the basket indices is weighted in the basket as described in “Description of Buffered PLUS—Basket”) in this pricing supplement under “Description of Buffered PLUS—Historical Information” and “—Historical Graph.” You cannot predict the future performance of the basket indices or of the basket as a whole, or whether increases in the value of any of the basket indices will be offset by decreases in the value of other basket indices, based on their historical performance.

Investing in the Buffered PLUS is not equivalent to investing in the basket or any of the basket indices.

You may revoke your offer to purchase the Buffered PLUS prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the Buffered PLUS. You may revoke your offer to purchase the Buffered PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any material changes to the terms of the Buffered PLUS, we will notify you.

MS & Co. will be the Calculation Agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial value for each basket index, the value of each basket index on each averaging date and whether a market disruption event has occurred and calculate the final values for each basket index, the basket percentage increase or the basket performance factor and the payment to you at maturity, and, under certain circumstances, the closing values of the basket indices.

Where you can find more information on the Buffered PLUS

The Buffered PLUS are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the Buffered PLUS, you should read the “Description of Buffered PLUS” section in this pricing supplement. You should also read about some of the risks involved in investing in Buffered PLUS in the section called “Risk Factors.” The tax treatment of investments in equity-linked notes such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Buffered PLUS—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Buffered PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE BUFFERED PLUS AT MATURITY

     For each Buffered PLUS, the following graph illustrates the payout on the Buffered PLUS at maturity for a range of hypothetical percentage changes in the value of the basket. The Buffered PLUS Zone illustrates the leveraging effect of the leverage factor while the Buffer Zone illustrates the buffer effect in the event of a decline in the value of the basket. The graph is based on the following terms:

•	Stated principal amount per Buffered PLUS:	$1,000

•	Buffer amount:	20%

     and on the following hypothetical terms:

•	Leverage factor:	125%

     Where the basket percentage increase is positive, the payouts on the Buffered PLUS at maturity reflected in the graph below are equal to $1,000 plus the leveraged upside payment. Where the basket performance factor is less than or equal to 100% but greater than or equal to 80%, the payouts on the Buffered PLUS at maturity reflected in the graph below are equal to the stated principal amount of $1,000 per Buffered PLUS. Where the basket performance factor is less than 80%, the payouts on the Buffered PLUS at maturity reflected in the graph below are equal to $1,000 multiplied by the basket performance factor plus $200, and are consequently amounts less than or equal to the $1,000 stated principal amount of each Buffered PLUS. As reflected in the graph below, the payout at maturity on the Buffered PLUS will in no event be less than $200. The graph does not show every situation that may occur.

     At maturity, if the basket percentage increase is positive, for each $1,000 principal amount of Buffered PLUS that you hold, you will receive an amount equal to (i) $1,000 times (ii) the basket percentage increase times (iii) the leverage factor. The leverage factor will be 120%-130% and will be determined on the trade date.

     At maturity, if the basket performance factor is less than or equal to 100%, but greater than or equal to 80%, you will receive the stated principal amount of $1,000 for each Buffered PLUS that you hold.

     At maturity, if the basket performance factor is less than 80%, you will receive for each Buffered PLUS that you hold an amount equal to (i) $1,000 times (ii) the basket performance factor plus (iii) $200, which will be less than the stated principal amount of $1,000 per Buffered PLUS.

     Below is one example of how to calculate the payment at maturity if the basket percentage increase is positive based on the hypothetical leverage factor and the hypothetical data in the respective table below. Following are two examples how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the respective tables below.

Basket Percentage Increase Example

     Hypothetical leverage factor = 125%

		Hypothetical	Hypothetical
Basket Index	% Weight in Basket	Initial Basket Value	Final Basket Value

S&P 500 Index	25%	1,480	1,850
EuroStoxx Index	15%	4,230	5,287.50
Nikkei 225 Index	15%	16,250	20,312.50
FTSE 100 Index	15%	620	775
Russell 2000 Index	10%	800	1,000
Commodity Index	10%	165	206.25
Emerging Markets Index	5%	1,040	1,300
World Real Estate Index	5%	215	268.75

Basket Percentage Increase = (x) the final basket index value for each basket index minus the respective initial basket index value for such basket index divided by the initial basket index value of such basket index times (y) the basket index weighting for such basket index:

[(final S&P 500 Index value – initial S&P 500 Index value) / initial S&P 500 Index value] x 25%
plus
[(final EuroStoxx Index value – initial EuroStoxx Index value) / initial EuroStoxx Index value] x 15%
plus
[(final Nikkei 225 Index value – initial Nikkei 225 Index value) / initial Nikkei 225 Index value] x 15%
plus
[(final FTSE 100 Index value – initial FTSE 100 Index value) / initial FTSE 100 Index value] x 15%
plus
[(final Russell 2000 Index value – initial Russell 2000 Index value) / initial Russell 2000 Index value] x 10%
plus
[(final Commodity Index value – initial Commodity Index value) / initial Commodity Index value] x 10%
plus
[(final Emerging Markets Index value – initial Emerging Markets Index value) / initial Emerging Markets Index value] x 5%
plus

[(final World Real Estate Index value – initial World Real Estate Index Value) / initial World Real Estate Index value] x 5%

So, using the final prices above, the sum of the final basket index value minus initial index value divided by initial basket index value times basket weighting for each basket index equals:

S&P 500 Index= [(1,850 – 1,480)] / 1,480] x 25% = 6.25%
plus
EuroStoxx Index = [(5,287.50 – 4,230) / 4,230] x 15% = 3.75%
plus
Nikkei 225 Index = [(20,312.50 – 16,250) / 16,250] x 15% = 3.75%
plus
FTSE 100 Index = [(775 – 620) / 620] x 15% = 3.75%
plus
Russell 2000 Index = [(1,000 – 800) / 800] x 10% = 2.50%
plus
Commodity Index = [(206.25 – 165) / 165] x 10% = 2.50%
plus
Emerging Markets Index = [(1,300 – 1,040) / 1,040] x 5% = 1.25%
plus
World Real Estate = [(268.75 – 215) / 215] x 5% = 1.25%

which equals

basket percentage increase = 25%

The payment at maturity will equal $1,000 plus the leveraged upside payment.

The leveraged upside payment will equal (i) $1,000 times (ii) the basket percentage increase times (iii) the leverage factor, or:

$1,000      x      10%      x      125%      =       $500

The final payment at maturity per Buffered PLUS will be $1,125, or the stated principal amount of $1,000 plus the leveraged upside payment of $500.

Basket Performance Factor Examples

Example 1: The basket performance factor is less than 100% but greater than 80%.

		Hypothetical	Hypothetical
Basket Index	% Weight in Basket	Initial Basket Value	Final Basket Value

S&P 500 Index	25%	1,480	740
EuroStoxx Index	15%	4,230	4,441.50
Nikkei 225 Index	15%	16,250	17,062.50
FTSE 100 Index	15%	620	651
Russell 2000 Index	10%	800	840
Commodity Index	10%	165	173.25
Emerging Markets Index	5%	1,040	1,092
World Real Estate Index	5%	215	225.75

Basket Performance Factor = (x) the final basket index value for each basket index divided by the initial basket index value of such basket index times (y) the basket index weighting for such basket index:

(final S&P 500 Index value / initial S&P 500 Index value) x 25%
plus
(final EuroStoxx Index value / initial EuroStoxx Index value) x 15%
plus
(final Nikkei 225 Index value / initial Nikkei 225 Index value) x 15%
plus
(final FTSE 100 Index value / initial FTSE 100 Index value) x 15%
plus
(final Russell 2000 Index value / initial Russell 2000 Index value) x 15%
plus
(final Commodity Index value / initial Commodity Index value) x 10%
plus
(final Emerging Markets Index value / initial Emerging Markets Index value) x 5%
plus
(final World Real Estate Index value / initial World Real Estate Index value) x 5%

So, using the final prices above, the sum of the final basket index value divided by initial basket index value times basket weighting for each basket index equals:

S&P 500 Index= (740 / 1,480) x 25% = 12.50%
plus
EuroStoxx Index = (4,441.50 / 4,230) x 15% = 15.75%
plus
Nikkei 225 Index = (17,062.50/ 16,250) x 15% = 15.75%
plus
FTSE 100 Index = (651 / 620) x 15% = 15.75%
plus
Russell 2000 Index = (840 / 800) x 10% = 10.50%
plus
Commodity Index = (173.25 / 165) x 10% = 10.50%
plus
Emerging Markets Index = (1,092 / 1,040) x 5% = 5.25%
plus
World Real Estate Index = (225.75 / 215) x 5% = 5.25%

which equals

basket performance factor = 91.25%

Because the basket performance factor is less than or equal to 100% but greater than or equal to 80%, the payment at maturity will be the stated principal amount of $1,000 per Buffered PLUS.

Example 2: The basket performance factor is less than 80%.

		Hypothetical	Hypothetical
Basket Index	% Weight in Basket	Initial Basket Value	Final Basket Value

S&P 500 Index	25%	1,480	740
EuroStoxx Index	15%	4,230	2,326.50
Nikkei 225 Index	15%	16,250	17,062.50
FTSE 100 Index	15%	620	651
Russell 2000 Index	10%	800	400
Commodity Index	10%	165	173.25
Emerging Markets Index	5%	1,040	1,092
World Real Estate Index	5%	215	225.75

Basket Performance Factor = (x) the final basket index value for each basket index divided by the initial basket index value of such basket index times (y) the basket index weighting for such basket index:

(final S&P 500 Index value / initial S&P 500 Index value) x 25%
plus
(final EuroStoxx Index value / initial EuroStoxx Index value) x 15%
plus
(final Nikkei 225 Index value / initial Nikkei 225 Index value) x 15%
plus
(final FTSE 100 Index value / initial FTSE 100 Index value) x 15%
plus
(final Russell 2000 Index value / initial Russell 2000 Index value) x 15%
plus
(final Commodity Index value / initial Commodity Index value) x 10%
plus
(final Emerging Markets Index value / initial Emerging Markets Index value) x 5%
plus
(final World Real Estate Index value / initial World Real Estate Index value) x 5%

So, using the final prices above, the sum of the final basket index value divided by initial basket index value times basket weighting for each basket index equals:

S&P 500 Index= (740 / 1,480) x 25% = 12.50%
plus
EuroStoxx Index = (2,362.50 / 4,230) x 15% = 8.25%
plus
Nikkei 225 Index = (17,062.50 / 16,250) x 15% = 15.75%
plus
FTSE 100 Index = (651 / 620) x 15% = 15.75%
plus
Russell 2000 Index = (400 / 800) x 10% = 5.00%
plus
Commodity Index = (173.25 / 165) x 10% = 10.50%
plus
Emerging Markets Index = (1,092 / 1,040) x 5% = 5.25%

plus
World Real Estate = (225.75 / 215) x 5% = 5.25%

which equals

basket performance factor = 78.25%

     In the above example, the final values of five of the basket indices—the Nikkei 225 Index, the FTSE 100 Index, the Commodity Index, the Emerging Markets Index and the World Real Estate Index (with a combined weighting of 50% of the basket)—are each 5% higher than their respective initial values, but the final value of the other three basket indices—the S&P 500 Index, the EuroStoxx Index and the Russell 2000 Index(with a weighting of 50% of the basket)— are each 50%, 45% and 50%, respectively lower than their initial value. Accordingly, although the final values of five of the basket indices have increased in value over their respective initial values and the final value of only three have decreased in value, the basket performance factor is less than 80%. Therefore, the payment at maturity per Buffered PLUS will equal:

The stated principal amount of $1,000 times the basket performance factor plus $200; or

$1,000      x      78.25%      +       $200      =       $982.50

     Please review the table of the historical values of each of the basket indices for each calendar quarter in the period from January 1, 2002 through August 24, 2007 and related graphs. Please also review the graph of the historical performance of the basket for the period from January 1, 2002 through August 24, 2007 (with each of the basket indices weighted in the basket as described in “Description of Buffered PLUS—Basket” at August 24, 2007) in this pricing supplement under “Description of Buffered PLUS—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket indices during such period. You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the prices of any of the basket indices will be offset by decreases in the prices of other basket indices, based on their historical performance.

RISK FACTORS

     The Buffered PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Buffered PLUS do not pay interest and guarantee only the return of $200 of principal at maturity. This section describes the most significant risks relating to the Buffered PLUS. You should carefully consider whether the Buffered PLUS are suited to your particular circumstances before you decide to purchase them.

Buffered PLUS do not pay interest or guarantee return of 100% of your principal

The terms of the Buffered PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Buffered PLUS and provide a minimum payment at maturity of only 20% of the stated principal amount of the Buffered PLUS. Instead, at maturity you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the basket percentage increase or the basket performance factor. If the basket performance factor is less than 80%, meaning the basket has declined in value from its initial value by more than the 20% buffer amount, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the basket below 80% of its initial value. See “Hypothetical Payouts on the Buffered PLUS at Maturity” on PS–7.

The Buffered PLUS will not be listed

The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. currently intends to act as a market maker for the Buffered PLUS but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Buffered PLUS easily. Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Buffered PLUS.

Market price of the Buffered PLUS may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including:

  the value of each of the basket indices at any time and, in particular, on the averaging dates,

  the volatility (frequency and magnitude of changes in value) of each of the basket indices,

  interest and yield rates in the market,

  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket indices or stock or commodities markets generally and which may affect the final values of the basket indices, the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities underlying the Emerging Markets Index and the World Real Estate Index trade,

  the market prices of the commodities and the commodity contracts underlying the Commodity Index, and the volatility of such prices,

  trends of supply and demand for the commodities underlying the Commodity Index at any time,

  the time remaining until the Buffered PLUS mature, and

  our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your Buffered PLUS prior to maturity. For example, you may have to sell your Buffered PLUS at a substantial discount from the stated principal amount if the values of the basket indices at the time of sale are at or below their initial values or if market interest rates rise. You cannot predict the future performance of any of the basket indices based on their historical performance. The basket performance factor may be negative so that you will receive at maturity an amount that is less than the $1,000 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the basket below 80% of its initial value. In addition, there can be no assurance that the basket performance factor will increase so that you will receive at maturity an amount in excess of the stated principal amount of the Buffered PLUS.

Changes in the value of one or more of the basket indices may offset each other

Value movements in the basket indices may not correlate with each other. At a time when the value of one basket index increases, the value of the other basket indices may not increase as much, or may even decline in value. Therefore, in calculating the basket indices’ performance values and the basket performance factor on the determination date, increases in the value of one basket index may be moderated, or wholly offset, by lesser increases or declines in the value of other basket indices. Furthermore, the basket is not equally weighted among the basket indices. Decreases in the value of a more heavily weighted basket index could moderate or wholly offset increases in the values of the less heavily weighted basket indices.

You can review a table of the historical values and related graphs of each of the basket indices for each calendar quarter in the period from January 1, 2002 through August 24, 2007, and a graph of the historical performance of the basket for the period from January 1, 2002 to August 24, 2007 (assuming that each of the basket indices is weighted in the basket as described above) in this pricing supplement under “Description of Buffered PLUS—Historical Information” and “—Historical Graph.” You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the value of any of the basket indices will be offset by decreases in the value of other basket indices, based on historical performance. In addition, there can be no assurance that the basket percentage increase will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the Buffered PLUS. If the basket performance factor is less than 80%, you will receive at maturity an amount that is less than the amount of your original investment in the Buffered PLUS, and which could be significantly less.

There are risks associated with investments in securities indexed to the value of foreign equity securities

The Emerging Markets Index, the World Real Estate Index, the EuroStoxx Index, Nikkei 225 Index and the FTSE 100 Index are indexed to the value of foreign equity securities. Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

Adjustments to the basket indices could adversely affect the value of the Buffered PLUS

The publisher of any of the indices can add, delete or substitute the stocks or commodity contracts, as applicable, underlying such index, and can make other methodological changes that could change the value of such index. Any of these actions could adversely affect the value of the Buffered PLUS. In addition an index publisher may discontinue or suspend calculation or publication of its index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the Buffered PLUS will be an amount based on the closing prices at maturity of the securities underlying such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index last in effect prior to discontinuance of the index.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging our obligations under the Buffered PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The Buffered PLUS are subject to currency exchange rate risk

Because the closing prices of the Emerging Markets Index and the World Real Estate Index, which together constitute 10% of the basket, generally reflect the U.S. dollar value of the securities represented in the respective index, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the currencies in which the securities represented in the Emerging Markets Index and the World Real Estate Index trade, the value of the Emerging Markets Index and the World Real Estate Index will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Several factors have had and may in the future have an effect on the value of the Commodity Index

Investments, such as the Buffered PLUS, linked to the prices of commodities and commodity indices such as the Commodity Index, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price and of your Buffered PLUS in varying and potentially inconsistent ways.

Higher future prices of the Commodity Index commodities relative to their current prices may adversely affect the value of the Commodity Index and the value of the Buffered PLUS

The Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the Commodity Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the Commodity Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the Commodity Index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Commodity Index and, accordingly, the value of the Buffered PLUS.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Commodity Index and, therefore, the value of the Buffered PLUS.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the Buffered PLUS.

As calculation agent, MS & Co. will determine the initial value and final value of each basket index, the basket performance factor or the basket percentage increase as applicable and calculate the amount of cash, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a market disruption event, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Buffered PLUS—Market Disruption Event” and “—Discontinuance of an Index; Alteration of Method of Calculation.”

The original issue price of the Buffered PLUS includes the agent’s commissions and certain costs of hedging our obligations under the Buffered PLUS. The subsidiaries through which we hedge our obligations under the Buffered PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Investing in the Buffered PLUS is not equivalent to investing in the basket indices

As a holder of the Buffered PLUS, you will not have rights that holders of the basket indices or exchange-traded or over-the-counter instruments related to the basket indices may have. Furthermore, investing in the Buffered PLUS is not equivalent to investing in any of the indices or their component stocks or commodities. As an investor in the Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie certain of the indices.

Hedging and trading activity by the calculation agent and its affiliates

MS & Co. and other affiliates of ours will carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the indices or their component stocks or commodities), including trading in the stocks and commodities underlying could potentially affect the value of the Buffered PLUS

the indices as well as in other instruments related to the indices or the MSCI Emerging Markets Index. MS & Co. and some of our other subsidiaries also trade the stocks and commodities underlying the indices and other financial instruments related to the indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the Buffered PLUS for initial sale to the public could potentially increase the initial values of the basket indices and, therefore, the values at which the basket indices must close on the averaging dates before you receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS could potentially affect the values of the basket indices on the averaging dates and, accordingly, the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain, the Buffered PLUS generally should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the Buffered PLUS. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the Buffered PLUS supersede the discussions contained in the accompanying prospectus supplement. Subject to the discussion under “United States Federal Taxation” in this pricing supplement, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Buffered PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF BUFFERED PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Buffered PLUS” refers to each $1,000 stated principal amount of our Buffered PLUS due September 27, 2012, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Performance of a Hybrid Basket Composed of a Market Allocation Basket. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Trade Date Original Issue Date (Settlement Date) Maturity Date

$

September 20, 2007

September 27, 2007

September 27, 2012, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled Determination Date.

If due to a Market Disruption Event or otherwise, the Determination Date for any Basket Index is postponed so that it falls less than two Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second Trading Day following such Determination Date as postponed. See “—Determination Date” below.

Issue Price Stated Principal Amount Denominations CUSIP Number Interest Rate Specified Currency Basket

$1,000 per Buffered PLUS

$1,000 per Buffered PLUS

$1,000 and integral multiples thereof

617446T41

None

U.S. dollars

The Basket consists of the following Basket Indices weighted at their respective Basket Weightings as set forth in the following table:

Basket Indices	Basket Weighting

S&P 500 Index	25%
Dow Jones EuroStoxx 50® Index (the “EuroStoxx
Index”)	15%
Nikkei 225 Index	15%
FTSE 100 Index	15%
Russell 2000 Index	10%
Dow Jones-AIG Commodity Index (the “Commodity
Index”)	10%
MSCI Emerging Markets Index (the “Emerging
Markets Index”)	5%
MSCI World Real Estate Index (the “World Real Estate
Index”)	5%

Basket Indices

The S&P 500 Index, the EuroStoxx Index, the Nikkei 225 Index, the FTSE 100 Index, the Russell 2000 Index, the Commodity Index, the Emerging Markets Index and the World Real Estate Index (each individually, a “Basket Index”).

Payment at Maturity

At maturity, upon delivery of the Buffered PLUS to the Trustee, we will pay with respect to the $1,000 stated principal amount of each Buffered PLUS an amount in cash equal to (i) if the Basket Percentage Increase is positive, the Leveraged Upside Payment, (ii) if the Basket Performance Factor is less than or equal to 100% but greater than or equal to 80%, the Stated Principal Amount of $1,000 or (iii) if the Basket Performance Factor is less than 80%, $1,000 times the Basket Performance Factor plus $200.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 stated principal amount of each Buffered PLUS, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the Trustee for delivery to DTC, as holder of the Buffered PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Leveraged Upside Payment	$1,000 times the Basket Percentage Increase times the Leverage Factor.

Leverage Factor	120%-130%. The actual Leverage Factor will be determined on the Trade Date.

Maximum Payment at Maturity Basket Percent Increase

None.

The Basket Percent Increase will equal the sum of the products of (x) the Final Basket Index Value for each Basket Index minus the respective Initial Basket Index Value for such Basket Index divided by the Initial Basket Index Value of such Basket Index times (y) the Basket Index Weighting for such Basket Index. Each such product may be expressed by the following formula:

In certain circumstances, the Basket Percent Increase will be based on an alternate calculations of the Index Closing Values for the Basket Indices, as described under “—Discontinuance of an Index; Alteration of Method of Calculation.”

Basket Performance Factor

The Basket Performance Factor the sum of the products of (x) the Final Basket Index Values for each Basket Index divided by the respective Initial Basket Index Value for such Basket Index times (y) the respective Basket Index Weighting for such Basket Index, as expressed by the following formula:

In certain circumstances, the Basket Performance Factor will be based on an alternate calculations of the Index Closing Values for the Basket Indices, as described under “—Discontinuance of an Index; Alteration of Method of Calculation.”

Initial Basket Index Value	The initial value for each Basket Index will equal the Index Closing Value of such Index on the Index Business Day immediately following the Trade Date.

Index Closing Value

With respect to the S&P 500 Index, the EuroStoxx Index, the Nikkei 225 Index, FTSE 100 Index, the Russell 2000 Index, the Emerging Markets Index and the World Real Estate Index or any respective Successor Index, the Index Closing Value on any Index Business day will equal the closing value of the respective Index published at the regular weekday close of trading on any Index Business Day, as published under the Bloomberg symbol “SPX,” “SX5E,” “NKY,” the “UKX,” the “RTY,” “MXEF” and the “MXWO0RE” for the S&P 500 Index, the EuroStoxx Index and the Nikkei 225 Index, respectively, or any respective successor symbol(s) thereof, or the Bloomberg symbol or successor symbol of any Successor Index.

With respect to the Commodity Index, the official settlement price of the Commodity Index published by the respective Index Publisher, or any Successor Index.

Final Basket Index Value

The arithmetic average of the Index Closing Value for an Index or the closing value for any respective Successor Index (as defined under “—Discontinuance of an Index; Alteration of Method of Calculation” below) on the Determination Date, as calculated by the Calculation Agent on the Determination Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates.” In certain circumstances, such closing values will be based on the alternate calculation of an Index described under “—Discontinuance of an Index; Alteration of Method of Calculation.”

Relevant Exchange

Relevant Exchange means:

(a) with respect to any Basket Index (other than the Commodity Index), the primary exchange(s) or market(s) of trading for (i) any security then included in such Basket Index or any Successor Index thereof and (ii) any futures or options contracts related to such Basket Index or any Successor Index or to any security then included in such Basket Index or any Successor Index thereof; and

(b) with respect to the Commodity Index, the primary exchange or market of trading for any contract or commodity then included in the Commodity Index or any Successor Index.

Further, if any Initial Basket Index Value as finally determined by the Relevant Exchange differs from the initial basket index value specified in the final pricing supplement, we will include the definitive Initial Basket Index Value in an amended pricing supplement.

Determination Date	September 20, 2012; provided that:

(a)	with respect to any Basket Index (other than the Commodity Index), if such date is not an Index Business Day or if a Market Disruption Event occurs on such date, in each case, with respect to such Basket Index, the Determination Date with respect to such Basket Index will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred; provided further that if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding the scheduled Determination Date, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Index Business Day in accordance with the formula for calculating the value of the applicable Basket Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Index Business Day of each security most recently constituting the applicable Basket Index; and

(b)	with respect to the Commodity Index, (i) if a Market Disruption Event occurs on such date with respect to such index or one or more commodity contracts underlying such index (an “Index Commodity”), the Calculation Agent will calculate the price of such index for the Determination Date using (x) for each Index Commodity which did not suffer a Market Disruption Event on such date, the official settlement price on that date of each such Index Commodity and (y) subject to the paragraph below, for each Index Commodity which did suffer a Market Disruption Event on such date, the official settlement price of that Index Commodity on the next Trading Day on which no Market Disruption Event occurs with respect to such Index Commodity. In calculating the price of the Commodity Index for the purposes of this paragraph, the Calculation Agent will use the formula for calculating such index last in effect prior to the Determination Date; provided that if the relevant Market Disruption Event in respect of such index is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event; or (ii) if the Determination Date is not an Index Business Day, the price of such index in respect of the Determination Date will be the price of such index on the next succeeding Index Business Day, subject to the Market Disruption Event provisions described herein.

If a Market Disruption Event in respect of an Index Commodity has occurred on each of the three consecutive Trading Days immediately succeeding the Determination Date, the Calculation Agent will determine the applicable Index Commodity’s price for the Determination Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day

Trading Day means, with respect to the Commodity Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the commodity contracts underlying the Commodity Index.

Index Business Day	Index Business Day means:

(a)	with respect to the Basket Indices (other than the Commodity Index), a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s), other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price, and

(b)	with respect to the Commodity Index, any day on which the official settlement price of the Commodity Index is scheduled to be published.

Market Disruption Event	Market Disruption Event means:

(a)	with respect to any Basket Index (other than the Commodity Index):

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Basket Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Buffered PLUS.

For the purpose of determining whether a Market Disruption Event exists with respect to any Basket Index (other than the Commodity Index) at any time, if trading in a security included in such Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Basket Index shall be based on a comparison of (x) the portion of the value of such Basket Index attributable to that security relative to (y) the overall value of such Basket Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to any Basket Index (other than the Commodity Index) has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on such Basket Index by the primary securities market trading in such contracts by reason of (A) a price change exceeding limits set by such exchange or market, (B) an imbalance of orders relating to such contracts or (C) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to a Basket Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to a Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

(b)	with respect to the Commodity Index or any Index Commodity, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price,

Tax Disruption, Material Change in Formula or Material Change in Content.

Price Source Disruption

With respect to the Commodity Index, Price Source Disruption means a (i) the temporary failure of the Index Publisher to announce or publish the Index Closing Value of the Commodity Index (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Closing Value of the Commodity Index (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Commodity Index.

Trading Disruption

With respect to the Commodity Index, Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the contracts or commodities underlying the Commodity Index on the Relevant Exchange for such contract or commodity.

Disappearance of Commodity
Reference Price

With respect to the Commodity Index, Disappearance of Commodity Reference Price means (i) the permanent discontinuance of trading in any of the futures contracts of the commodities underlying the Commodity Index on the Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the Commodity Index, or (iii) the disappearance or permanent discontinuance or unavailability of the Index Closing Value for the Commodity Index, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts.

For purposes of this definition, a discontinuance of publication of the Commodity Index shall not be a Disappearance of Commodity Reference Price if MS & Co. shall have selected a Successor Index in accordance with “Description of Buffered PLUS—Discontinuance of an Index; Alteration of Method of Calculation.”

Material Change in Formula

With respect to the Commodity Index, Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the Index Closing Value for the Commodity Index.

Material Change in Content

With respect to the Commodity Index, Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Commodity Index.

Tax Disruption

With respect to the Commodity Index, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be an Averaging Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note

Book Entry. The Buffered PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Buffered PLUS. Your beneficial interest in the Buffered PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Buffered PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent Calculation Agent

MS & Co.

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Buffered PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Buffered PLUS will be rounded to the nearest cent, with one-half cent rounded upward. Notwithstanding the above, upon calculating the sum representing the Basket Performance Factor, such sum will not be subject to rounding.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Buffered PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Basket Index Values, Final Basket Index Values, the Basket Performance Factor, Basket Percentage Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred. See “—Market Disruption Event.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of an Index;
Alteration of Method of Calculation

If an Index Publisher discontinues publication of its respective Index and such Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value for such Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the day that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Buffered PLUS, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Buffered PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If an Index Publisher discontinues publication of its respective Index prior to, and such discontinuance is continuing on, an Averaging Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities or futures contracts, as applicable, has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security or futures contract, as applicable, most recently constituting the relevant Index without any rebalancing or substitution of such securities or futures contracts, as applicable, following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an Index may adversely affect the value of the Buffered PLUS.

If at any time the method of calculating an Index or a Successor Index, or the value thereof, is changed in a material respect, or if an Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index or commodities index, as applicable, comparable to such Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value for such Index with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating an Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Buffered PLUS shall have occurred and be continuing, the amount declared due and payable per Buffered PLUS upon any acceleration of the Buffered PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the Closing Values of the Basket Indices for any Averaging Date(s) scheduled to occur on or after such date of acceleration were the Closing Values of the Basket Indices on the date of acceleration.

If the maturity of the Buffered PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Buffered PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Index Publisher

With respect to the S&P 500 Index, Standard & Poor’s Corporation, with respect to the EuroStoxx Index, STOXX Limited, with respect to the Nikkei 225 Index, Nikkei Inc., with respect to the FTSE 100, FTSE International Limited, with respect to the Russell 2000 Index, Frank Russell Company, with respect to the Commodity Index, Dow Jones & Company, Inc. in conjunction with AIG Financial Products Corp., and with respect to the Emerging Markets Index and the World Real Estate Index, Morgan Stanley Capital International Inc., or, in each case, any respective successor publisher thereof.

The Indices

We have derived all information contained in this pricing supplement regarding the Indices, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by the respective Index Publishers. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.” By itself, the S&P 500 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The S&P 500 Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Divisor
Adjustment
Type of Corporate Action	Adjustment Factor	Required

Stock split	Shares Outstanding multiplied by 2;	No
(i.e., 2-for-1)	Stock Price divided by 2

Share issuance	Shares Outstanding plus newly	Yes
(i.e., change ≥ 5%)	issued Shares

Share repurchase	Shares Outstanding minus	Yes
(i.e., change ≥ 5%)	Repurchased Shares

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value	Yes
minus old company Market Value

Rights Offering	Price of parent company minus	Yes
Price of Rights
Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co.
Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the

“Post-Event Aggregate Market Value”). In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

The Dow Jones EuroStoxx 50® Index

The EuroStoxx Index, was created by STOXX Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange. Publication of the EuroStoxx Index began on February 28, 1998, based on an initial basket index value of 1,000 at December 31, 1991. The EuroStoxx Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com. Morgan Stanley obtained all information contained in this pricing supplement regarding the EuroStoxx Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, STOXX Limited. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the EuroStoxx Index. STOXX Limited is under no obligation to continue to publish the EuroStoxx Index and may discontinue publication of the EuroStoxx Index at any time.

EuroStoxx Index Composition and Maintenance. The EuroStoxx Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.

The composition of the EuroStoxx Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the EuroStoxx Index are made to ensure that the EuroStoxx Index includes the 50 market sector leaders from within the EuroStoxx Index.

The free float factors for each component stock used to calculate the EuroStoxx Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Each component’s weight is capped at 10% of the index’s total free float market capitalization.

The EuroStoxx Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the EuroStoxx Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

EuroStoxx Index Calculation. The EuroStoxx Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EuroStoxx Index value can be expressed as follows:

free float market capitalization of the EuroStoxx Index
Index	=
divisor

The “free float market capitalization of the EuroStoxx Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the EuroStoxx Index is being calculated.

The divisor for the EuroStoxx Index is adjusted to maintain the continuity of the EuroStoxx Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1)	Cash dividend:

Adjusted price = closing price – announced dividend * (1 – withholding tax)

Divisor: decreases

(2)	Special cash dividend:

Adjusted price = closing price – announced dividend * (1 – withholding tax)

Divisor: decreases

(3)	Split and reverse split:

Adjusted price = closing price * A/B

New number of shares = old number of shares * B / A

Divisor: no change

(4)	Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: increases

(5)	Stock dividend:

Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: no change

(6)	Stock dividend of another company:

Adjusted price = (closing price * A - price of other company * B) / A

Divisor: decreases

(7)	Return of capital and share consideration:

Adjusted price = (closing price - dividend announced by company * (1-withholding tax)) * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(8)	Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of shares ) - (tender price * number of tendered shares)) / (old number of shares - number of tendered shares)

New number of shares = old number of shares - number of tendered shares

Divisor: decreases

(9)	Spin-off:

Adjusted price = (closing price * A - price of spun-off shares * B) / A

Divisor: decreases

(10)	Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) / ((A + B) * ( 1 + C / A))

New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares * ((A + C) * (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B +C) / A

Divisor: increases

The Nikkei 225 Index

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei, Inc., which we refer to as Nikkei, that measures the composite price performance of selected Japanese stocks. Morgan Stanley obtained all information contained in this pricing supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Nikkei. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Nikkei 225 Index. Nikkei is under no obligation to continue to publish the Nikkei 225 Index and may discontinue publication of the Nikkei 225 Index at any time.

The Nikkei 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. Nikkei first calculated and published the Nikkei 225 Index in 1970.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•    Technology — Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

•    Financials — Banks, Miscellaneous finance, Securities, Insurance

•    Consumer Goods — Marine products, Food, Retail, Services

•    Materials — Mining, Textiles, Paper & pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House

•    Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation equipment, Miscellaneous manufacturing, Real estate

•    Transportation and Utilities — Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Nikkei Divisor”). The Nikkei Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Nikkei Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Nikkei Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Nikkei Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Nikkei Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Nikkei Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri- Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the Nikkei Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the Nikkei 225 Index.

The FTSETM 100 Index

The FTSE 100 Index is calculated, published and disseminated by FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange Plc (the “LSE”) and the Financial Times Limited (the “FT”), in association with the Institute and the Faculty of Actuaries. Morgan Stanley obtained all information contained in this pricing supplement regarding the FTSE 100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, FTSE. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the FTSE 100 Index. FTSE is under no obligation to continue to publish the FTSE 100 Index and may discontinue publication of the FTSE 100 Index at any time.

The FTSE 100 Index was first calculated on January 3, 1984 with an initial base level index value of 1,000 points. Publication of the

FTSE 100 Index began in February 1984. Real-time FTSE indices are calculated on systems managed by Reuters. Prices and FX rates used are supplied by Reuters.

The FTSE 100 Index is a free float adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. The 100 stocks included in the FTSE 100 Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the LSE which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value.

FTSE, the publisher of the FTSE 100 Index, is responsible for calculating, publishing and disseminating the FTSE 100 Index. The FTSE 100 Index is overseen by the FTSE’s Europe/Middle East/Africa Committee (the “FTSE EMEA Committee”), which is made up of independent senior industry representatives, which is responsible for the index review process.

FTSE can add, delete or substitute the stocks underlying the FTSE 100 Index or make other methodological changes that could change the value of the FTSE 100 Index. FTSE may discontinue or suspend calculation or dissemination of the FTSE 100 Index. The FTSE EMEA Committee reviews the FTSE Underlying Stocks quarterly in March, June, September and December in order to maintain continuity in the index level. FTSE prepares information regarding possible companies to be included or excluded from the FTSE 100 Index using the close of business figures from the Tuesday before a review. The review is then presented to the FTSE EMEA Committee for approval.

Changes to the constituents can be prompted by new listings on the exchange, corporate actions (e.g., mergers and acquisitions) or an increase or decrease in a market capitalization. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the FTSE EMEA Committee, to be a viable component of the FTSE 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization. Where a greater number of companies qualify to be inserted in the FTSE 100 Index than those qualifying to be deleted, the lowest ranking constituents presently included in the FTSE 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.

The FTSE 100 Index is obtained by: (i) calculating the sum of the products of the per share price of each stock included in the FTSE 100 Index by the number of their respective outstanding shares (such sum, the “FTSE Aggregate Market Value”) as of the relevant current date and (ii) dividing the FTSE Aggregate Market Value as of the relevant current date by a divisor which represents the adjustments to the FTSE Aggregate Market Value as of the base date. The divisor is continuously adjusted to reflect changes, without distorting the FTSE 100 Index, in the issued share capital of individual underlying stocks, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits.

All rights to the FTSE 100 Index are owned by the FTSE, the publisher of the FTSE 100 Index. Morgan Stanley, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE 100 Index. In addition, none of the LSE, the Financial Times and FTSE has any relationship to Morgan Stanley or the Buffered PLUS. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the Buffered PLUS, or has any obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS or with the calculation of the payment at maturity.

The Russell 2000® Index

The Russell 2000 Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories. Morgan Stanley obtained all information contained in this pricing supplement regarding the Russell 2000 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Russell 2000 Index. Frank Russell Company is under no obligation to continue to publish the Russell 2000 Index and may discontinue publication of the Russell 2000 Index at any time.

All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000 Index. The Russell 2000 Index is a sub-group of the Russell 3000 Index. To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000 Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000 Index. The following securities are specifically excluded from the Russell 2000 Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000 Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date. The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•    ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•    Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•    Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

•    Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

•    Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000 Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required:

•    “No Replacement” Rule – Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over the past year will fluctuate according to corporate activity.

•    Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange. When deleting stocks from the Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•    When acquisitions or mergers take place within the Russell 2000 Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final.

•    Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

•    Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For reincorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000 Index. Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000 Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000 Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

The Dow Jones-AIG Commodity IndexSM

We have derived all information contained in this pricing supplement regarding the Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones and AIG Financial Products Corp. (“AIG-FP”). The Commodity Index was designed by Dow Jones and AIG-FP and is calculated, maintained and published by Dow Jones, in conjunction with AIG-FP. We make no representation or warranty as to the accuracy or completeness of such information.

The Commodity Index reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Commodity Index. The value of the Commodity Index is computed on the basis of hypothetical investments in the basket of commodities that make up the Commodity Index.

The Buffered PLUS are linked to the Commodity Index and not the Commodity Index Total Return. The Commodity Index reflects returns that are potentially available through an unleveraged investment in the components of that index. The Commodity Index Total Return is a total return index which, in addition to reflecting the same returns of the Commodity Index, reflects interest that could be earned on cash collateral invested in hypothetical one-month U.S. Treasury bills.

Overview

The Commodity Index was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class. The Commodity Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Commodity Index for 2007 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Commodity Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Commodity Index is a proprietary Commodity Index that Dow Jones and AIG-FP developed and that Dow Jones, in conjunction with AIG-FP, calculates. The methodology for determining the composition and weighting of the Commodity

Index and for calculating its value is subject to modification by Dow Jones and AIG-FP at any time.

The Commodity Index Committee

Dow Jones and AIG-FP have established the Commodity Index Committee (the “Committee”) to assist them in connection with the operation of the Commodity Index. The Committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Commodity Index for the coming year. The Committee may also meet at such other times as may be necessary.

As described in more detail below, the Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Commodity Index are determined each year in June by AIG-FP. Following the Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Commodity Index

Commodities Available For Inclusion in the Commodity Index

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Commodity Index is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the Commodity Index selected for 2007 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity. With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the commodities included in the Commodity Index for 2007 are as follows:

Commodity	Designated Contract	Exchange	Target Weighting**

Aluminum	High Grade Primary Aluminum	LME	6.10%
Coffee	Coffee “C”	CSCE	2.48%
Copper*	High Grade Cooper	COMEX	7.69%
Corn	Corn	CBOT	4.34%
Cotton	Cotton	NYCE	3.22%
Crude Oil	Light, Sweet Crude Oil	NYMEX	14.94%
Gold	Gold	COMEX	6.55%
Heating Oil	Heating Oil	NYMEX	4.34%
Live Cattle	Live Cattle	CME	5.67%
Lean Hogs	Lean Hogs	CME	3.24%
Natural Gas	Henry Hub Natural Gas	NYMEX	10.21%
Nickel	Primary Nickel	LME	2.33%
Silver	Silver	COMEX	2.08%
Soybeans	Soybeans	CBOT	8.45%
Soybean Oil	Soybean Oil	CBOT	3.35%
Sugar	World Sugar No. 11	CSCE	2.94%
Unleaded	Reformulated Gasoline Blendstock
Gasoline	for Oxygen Blending	NYMEX	4.71%
Wheat	Wheat	CBOT	5.51%
Zinc	Special High Grade Zinc	LME	2.30%

* The Commodity Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Commodity Index.

** The column in the above table titled “Target Weighting” reflects the target weightings as of July 2007 of the 19 commodities currently included in the Commodity Index.

In addition to the commodities set forth in the above table, lead, platinum and tin also are considered for inclusion in the Commodity Index.

The composition of the Commodity Index is recalculated by AIG-FP in June of each year, under the supervision of the Committee, taking in account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DowJones-AIG are assigned to “Commodity Groups”. The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity

Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper

Commodity Group	Commodity

Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Soybean Oil
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweightings and Rebalancings of the Commodity Index

The Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Commodity Index are determined each year in June by AIG-FP under the supervision of the Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Commodity Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Commodity Index (the “Index Commodities”) and their respective percentage weights.

The Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Commodity Index.

•	No single commodity may constitute more than 15% of the Commodity Index.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Commodity Index.

•	No single commodity that is in the Commodity Index may constitute less than 2% of the Commodity Index.

Following the annual reweighting and rebalancing of the Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Commodity Index by calculating the new unit weights for each Index Commodity. Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Commodity Index, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Commodity Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the Commodity Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Commodity Index is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Commodity Index value to calculate the current Commodity Index value.

The Commodity Index is a Rolling Commodity Index

The Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Commodity Index Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Commodity Index is, therefore, a “rolling Commodity Index”.

Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Commodity Index will be adjusted in the event that AIG-FP determines that any of the following Commodity Index calculation disruption events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Commodity Index on that day,

•	the settlement value of any futures contract used in the calculation of the Commodity Index reflects the maximum permitted price change from the previous day's settlement value,

•	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Commodity Index, or

•	with respect to any futures contract used in the calculation of the Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

The Emerging Markets Index

The Emerging Markets Index was developed by Morgan Stanley Capital International, Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. The performance of the MSCI Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) composing the MSCI indices for the selected countries (the “Component Country Indices”). As of June 2006, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours. It is also calculated on an end of day basis. The Emerging Markets Index has a base date December 31, 1987.

We have derived all information contained in this pricing supplement regarding the Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of ours, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “Affiliation of MSCI, MS & Co. and Morgan Stanley” below. Neither MSCI nor we have any obligation to continue to calculate and publish, and may discontinue calculation and publication of the Emerging Markets Index.

In order to maintain the representativeness of the Emerging Markets Index, structural changes to the Emerging Markets Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

MSCI may add additional Component Country Indices to the Emerging Markets Index or subtract one or more of its current Component Country Indices prior to the expiration of the Buffered PLUS. Any such adjustments are made to the Emerging Markets Index so that the value of the Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

The World Real Estate Index

The World Real Estate Index is a sub-index of the MSCI World Index and represents only securities in the GICS Real Estate Industry Group. As of June 2007, the World Real Estate Index consisted of 100 component securities. The base date for calculation of the World Real Estate Index was December 31, 1998.

We have derived all information contained in this pricing supplement regarding the World Real Estate Index and the World Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The World Real Estate Index and the MSCI World Index are stock indices calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the World Real Estate Index or the MSCI World Index.

The MSCI World Index – Index Calculation

The World Index is a free float-adjusted market capitalization index that is designed to measure global developed market equity performance. As of May 2007, upon MSCI’s most recent annual full country index review, the MSCI World Index consisted of the following 23 developed market country indices in North America, Europe and the Asia/Pacific Region (the “Component Country Indices”): Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States. Each Component Country Index is a sampling of equity securities (the “Component Securities”) across industry groups in such country’s equity markets. See “—Maintenance of the World Index and the Component Country Indices” below.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. The U.S. dollar value of the MSCI World Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI World Index has a base date of December 31, 1969.

Maintenance of the MSCI World Index and the Component Country Indices

In order to maintain the representativeness of the MSCI World Index, structural changes to the MSCI World Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Generally, changes in the MSCI World Index are made during annual full country index reviews that systematically re-assess the various dimensions of the equity universe for all countries and are conducted on a fixed annual timetable. Changes may also be made during quarterly index reviews, which are aimed at promptly reflecting significant market events. Ongoing event-related changes, such as mergers and acquisitions, are generally implemented in the indices promptly as they occur.

MSCI may add additional Component Country Indices to the MSCI World Index or subtract one or more of its current Component Country Indices prior to the expiration of the Buffered PLUS. Any such adjustments are made to the MSCI World Index so that the value of the MSCI World Index at the effective date of such change is the same as it was immediately prior to such change.

Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity and on minimizing turnover in the MSCI World Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI World Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

The MSCI World Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. The MSCI World Index maintenance of the Component Country Indices is reflected in the MSCI World Index.

Selection of Component Securities and Calculating and Adjusting for Free Float

The selection of the Component Securities for each Component Country Index is based on the following guidelines:

(i) Define the universe of listed securities within each country;

(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

The MSCI World Index is Subject to Currency Exchange Risk

Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI World Index, investors in the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI World Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI World Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI World Index will be adversely affected and may reduce or eliminate any Supplemental Redemption Amount. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI World Index, and any negative currency impact on the MSCI World Index may significantly decrease the value of the Buffered PLUS. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI World Index, which is converted into U.S. dollars.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of ours. MSCI is responsible for the Emerging Markets Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the Emerging Markets Index are made solely by MSCI, we, as the parent company of MSCI, are ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE BUFFERED PLUS, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EMERGING MARKETS INDEX AND THE MSCI WORLD REAL ESTATE INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EMERGING MARKETS INDEX AND THE MSCI WORLD REAL ESTATE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX AND THE MSCI WORLD REAL ESTATE INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX AND THE MSCI WORLD REAL ESTATE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX AND THE MSCI WORLD REAL ESTATE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EMERGING MARKETS INDEX AND THE MSCI WORLD REAL ESTATE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF

MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL BASKET INDEX VALUE AND THE PAYMENT AT MATURITY. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE BUFFERED PLUS.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Buffered PLUS to restrict the use of information relating to the calculation of the Emerging Markets Index or the World Real Estate Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the Emerging Markets Index or the World Real Estate Index.

Historical Information

The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Indices for each calendar quarter from January 1, 2002 to August 24, 2007. The graphs following each Basket Index’s table set forth the historical performance of each respective Basket Index for the same period. The closing value for the S&P 500 Index, the EuroStoxx Index, the Nikkei 225 Index, the FTSE 100 Index, the Russell 2000 Index, the Commodity Index, the Emerging Markets Index and the World Real Estate Index on August 24, 2007 were 1,479.37, 4,238.63, 16,914.46, 6,220.10, 798.93, 164.411, 1,039.79 and 213.95, respectively. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical prices and historical performance of the Basket Indices should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Percentage Increase at maturity will be greater than zero so that you will receive a payment in excess of the stated principal amount of the Buffered PLUS. Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of 100% percent of your principal.

If the Basket Performance Factor at maturity is less than 80%, you will lose money on your investment.

S&P 500 Index Historical High, Low and Period End Index Closing Values January 1, 2002 through August 24, 2007

	High	Low	Period End

2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter (through
August 24, 2007)	1,553.08	1,406.70	1,479.37

S&P 500 Index January 1, 2002 through August 24, 2007

Dow Jones EuroStoxx 50 Index Historical High, Low and Period End Index Closing Values January 1, 2002 through August 24, 2007

	High	Low	Period End

2002
First Quarter	3,833.09	3,430.18	3,784.05
Second Quarter	3,748.44	2,928.72	3,133.39
Third Quarter	3,165.47	2,187.22	2,204.39
Fourth Quarter	2,669.89	2,150.27	2,386.41
2003
First Quarter	2,529.86	1,849.64	2,036.86
Second Quarter	2,527.44	2,067.23	2,419.51
Third Quarter	2,641.55	2,366.86	2,395.87
Fourth Quarter	2,760.66	2,434.63	2,760.66
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter (through
August 24, 2007)	4,557.57	4,062.33	4,238.63

Dow Jones EuroStoxx 50 Index January 1, 2002 through August 24, 2007

Nikkei 225 Index Historical High, Low and Period End Index Closing Values January 1, 2002 through August 24, 2007

	High	Low	Period End

2002
First Quarter	11,919.30	9,420.85	11,024.94
Second Quarter	11,979.85	10,074.56	10,621.84
Third Quarter	10,960.25	9,075.09	9,383.29
Fourth Quarter	9,215.56	8,303.39	8,578.95
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter	18,215.35	16,642.25	17,287.65
Second Quarter	18,240.30	17,028.41	18,138.36
Third Quarter (through
August 24, 2007)	18,261.98	16,870.98	16,914.46

Nikkei 225 Index January 1, 2002 through August 24, 2007

FTSE 100 Index Historical High, Low and Period End Index Closing Values January 1, 2002 through August 24, 2007

	High	Low	Period End

2002
First Quarter	5,323.80	5,024.10	5,271.80
Second Quarter	5,263.90	4,531.00	4,656.40
Third Quarter	4,685.80	3,671.10	3,721.80
Fourth Quarter	4,190.00	3,730.50	3,940.40
2003
First Quarter	4,009.50	3,287.00	3,613.30
Second Quarter	4,207.00	3,684.80	4,031.20
Third Quarter	4,314.70	3,963.90	4,091.30
Fourth Quarter	4,476.90	4,169.20	4,476.90
2004
First Quarter	4,559.10	4,309.40	4,385.70
Second Quarter	4,575.70	4,395.20	4,464.10
Third Quarter	4,608.40	4,287.00	4,570.80
Fourth Quarter	4,820.10	4,564.50	4,814.30
2005
First Quarter	5,060.80	4,783.60	4,894.40
Second Quarter	5,114.40	4,789.40	5,113.20
Third Quarter	5,494.80	5,158.30	5,477.70
Fourth Quarter	5,638.30	5,142.10	5,618.80
2006
First Quarter	6,036.30	5,633.80	5,964.60
Second Quarter	6,132.70	5,506.80	5,833.40
Third Quarter	5,986.60	5,681.70	5,960.80
Fourth Quarter	6,260.00	5,937.10	6,220.80
2007
First Quarter	6,444.40	6,000.70	6,308.00
Second Quarter	6,732.40	6,315.50	6,607.90
Third Quarter (through
August 24, 2007)	6,716.70	5,858.90	6,220.10

FTSE 100 Index January 1, 2002 through August 24, 2007

Russell 2000 Index Historical High, Low and Period End Index Closing Values January 1, 2002 through August 24, 2007

	High	Low	Period End

2002
First Quarter	506.46	458.40	506.46
Second Quarter	522.95	452.45	462.65
Third Quarter	447.73	356.58	362.27
Fourth Quarter	410.24	327.04	383.09
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.37
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter (through
August 24, 2007)	855.77	751.54	798.93

Russell 2000 Index January 1, 2002 through August 24, 2007

Dow Jones-AIG Commodity Index Historical High, Low and Period End Index Closing Values January 1, 2002 through August 24, 2007

	High	Low	Period End

2002
First Quarter	99.5880	87.3660	99.5880
Second Quarter	102.6170	94.1080	99.5180
Third Quarter	106.9850	96.8600	106.2940
Fourth Quarter	112.9330	101.1400	110.2760
2003
First Quarter	125.0490	110.2760	113.1710
Second Quarter	120.8260	110.9660	115.7880
Third Quarter	121.3220	114.0210	120.8980
Fourth Quarter	137.3200	121.1390	135.2690
2004
First Quarter	151.6910	136.8180	150.8370
Second Quarter	154.9940	143.2890	144.0340
Third Quarter	153.1750	140.9910	153.1750
Fourth Quarter	159.2940	141.2710	145.6040
2005
First Quarter	165.2460	142.1800	162.0940
Second Quarter	162.3890	146.0780	152.8850
Third Quarter	179.0690	154.1070	178.2490
Fourth Quarter	180.2400	163.3580	171.1490
2006
First Quarter	174.2240	158.7800	165.1940
Second Quarter	187.6280	164.7230	173.2350
Third Quarter	179.9620	156.5870	159.9570
Fourth Quarter	175.2140	156.0750	166.5090
2007
First Quarter	173.5030	155.8800	171.9630
Second Quarter	176.4840	168.5220	169.6710
Third Quarter (through
August 24, 2007)	174.536	161.062	164.411

Dow Jones-AIG Commodity Index January 1, 2002 through August 24, 2007

MSCI Emerging Market Index Historical High, Low and Period End Index Closing Values January 1, 2002 through August 24, 2007

	High	Low	Period End

2002
First Quarter	351.46	317.45	351.43
Second Quarter	364.08	309.44	319.75
Third Quarter	331.22	266.11	266.11
Fourth Quarter	304.86	254.79	292.09
2003
First Quarter	308.01	269.71	272.27
Second Quarter	337.56	273.66	332.68
Third Quarter	386.10	336.74	377.63
Fourth Quarter	442.78	381.67	442.78
2004
First Quarter	488.37	443.14	482.06
Second Quarter	497.26	395.93	432.20
Third Quarter	466.57	418.51	464.15
Fourth Quarter	542.17	463.38	542.17
2005
First Quarter	588.68	518.25	548.69
Second Quarter	572.22	526.39	565.17
Third Quarter	661.32	562.60	661.32
Fourth Quarter	707.68	603.73	706.48
2006
First Quarter	791.85	707.01	787.80
Second Quarter	881.52	665.28	747.54
Third Quarter	789.97	710.33	778.17
Fourth Quarter	912.65	774.39	912.65
2007
First Quarter	943.88	844.18	929.03
Second Quarter	1,066.99	928.13	1,059.69
Third Quarter (through
August 24, 2007)	1,163.13	956.86	1,039.79

MSCI Emerging Market Index January 1, 2002 through August 24, 2007

MSCI World Real Estate Index Historical High, Low and Period End Index Closing Values January 1, 2002 through August 24, 2007

	High	Low	Period End

2002
First Quarter	97.49	90.37	95.12
Second Quarter	104.12	94.92	98.23
Third Quarter	100.33	83.65	84.46
Fourth Quarter	88.10	80.57	85.42
2003
First Quarter	87.69	78.58	80.20
Second Quarter	93.12	78.97	89.51
Third Quarter	102.00	90.50	101.49
Fourth Quarter	112.51	102.79	112.51
2004
First Quarter	125.88	112.51	125.88
Second Quarter	127.42	106.94	118.99
Third Quarter	128.68	118.43	126.66
Fourth Quarter	147.87	127.76	147.87
2005
First Quarter	146.64	138.17	139.05
Second Quarter	149.98	138.05	148.58
Third Quarter	159.40	148.62	157.90
Fourth Quarter	165.60	149.39	164.75
2006
First Quarter	184.87	164.88	184.57
Second Quarter	191.27	172.32	181.95
Third Quarter	197.34	177.68	197.34
Fourth Quarter	224.78	198.76	224.78
2007
First Quarter	248.52	222.14	238.29
Second Quarter	244.80	222.79	223.62
Third Quarter (through
August 24, 2007)	228.85	200.23	213.95

MSCI World Real Estate Index January 1, 2002 through August 24, 2007

Historical Graph	The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Indices is weighted as described in “—Basket” above at August 24, 2007). The graph covers the period from January 1, 2002 through August 24, 2007 and illustrates the effect of the offset and/or correlation among the Basket Indices during such period. The graph does not attempt to show your expected return on an investment in the Buffered PLUS. The historical performance of the Basket and the Basket Indices should not be taken as an indication of their future performance.

Historical Basket Performance January 1, 2002 through August 24, 2007

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Buffered PLUS. The original issue price of the Buffered PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in stocks or commodities underlying the Indices, in futures or options contracts on the Indices, or any component stocks or commodities of the Indices or the MSCI Emerging Markets Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the values of the Basket Indices, and, therefore, increase the values at which the Basket Indices must close on the Averaging Dates before you will receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Buffered PLUS by purchasing and selling the stocks and commodities underlying the Indices or the MSCI Emerging Markets Index futures or options contracts on the stocks or commodities underlying the Indices or the MSCI Emerging Markets Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Averaging Dates. We cannot give any assurance that our hedging activities will not affect the value of the Basket Indices and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Buffered PLUS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Buffered PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $      per Buffered PLUS to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG.

We expect to deliver the Buffered PLUS against payment therefor in New York, New York on September , 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Buffered PLUS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Buffered PLUS on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Buffered PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Buffered PLUS. Specifically, the Agent may sell more Buffered PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Buffered PLUS, for its own account. The Agent must close out any naked short position by purchasing the Buffered PLUS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Buffered PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Buffered PLUS or its component stocks, commodities or the Underlying Shares in the open market to stabilize the price of the Buffered PLUS. Any of these activities may raise or maintain the market price of the Buffered PLUS above independent market levels or prevent or retard a decline in the market price of the Buffered PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Buffered PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Buffered PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Buffered PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Buffered PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Buffered PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Buffered PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Buffered PLUS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Buffered PLUS to the public in Hong Kong as the Buffered PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Buffered PLUS nor make the Buffered PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Buffered PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement Between S&P
and Morgan Stanley

S&P, Morgan Stanley, have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Buffered PLUS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Buffered PLUS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Buffered PLUS or any member of the public regarding the advisability of investing in financial investments generally or in the Buffered PLUS particularly, or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Buffered PLUS. S&P has no obligation to take our needs or the needs of the holders of the Buffered PLUS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING

LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s® ”, “S&P® ”, “S&P 500® ”, “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Buffered PLUS have not been passed on by S&P as to their legality or suitability. The Buffered PLUS are not issued, endorsed, sold or promoted by S&P. S&P MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE BUFFERED PLUS.

License Agreement between
STOXX Limited and Morgan Stanley

STOXX Limited and Morgan Stanley, have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the EuroStoxx Index, which is owned and published by STOXX Limited, in connection with the Buffered PLUS.

The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Buffered PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly. STOXX Limited’s only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the Dow Jones EURO Stoxx 50® Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the Buffered PLUS. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the Buffered PLUS into consideration in determining, composing or calculating the Dow Jones EURO Stoxx 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX

LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

“Dow Jones EURO Stoxx 50® ” and “Stoxx® ” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. The Buffered PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Buffered PLUS.

License Agreement between
Nikkei Inc. and Morgan Stanley

As of the Original Issue Date, we will have received the consent of Nikkei Inc., the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the Buffered PLUS. Nikkei Inc. has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei Inc. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. Nikkei Inc. has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, Nikkei Inc. has no relationship to us or the Buffered PLUS; it does not sponsor, endorse, authorize, sell or promote the Buffered PLUS, and has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS or with the calculation of the return on your investment.

License Agreement between
FTSE International and Morgan Stanley

The license agreement between FTSE International Limited and Morgan Stanley, provides that the following language must be set forth in this pricing supplement:

These Buffered PLUS are not in any way sponsored, endorsed, sold or promoted by FTSE or by LSE or by FT and neither FTSE or LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The FTSE 100 Index is compiled and calculated solely by FTSE. However, neither FTSE or LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE 100 Index and neither FTSE or LSE or FT shall be under any obligation to advise any person of any error therein.

“FTSETM ” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.

License Agreement between
Frank Russell Company and Morgan Stanley

Frank Russell Company and Morgan Stanley, have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Frank Russell Company, in connection with the Buffered PLUS.

The license agreement between Frank Russell Company and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Buffered PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company. Frank Russell Company makes no representation or warranty, express or implied, to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. Frank Russell Company’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Frank Russell Company as to the advisability of investment in any or all of the securities or Buffered PLUS upon which the Russell 2000 Index is based. Frank Russell Company’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Frank Russell Company and of the Russell 2000 Index, which is determined, composed and calculated by Frank Russell Company without regard to Morgan Stanley or the Buffered PLUS. Frank Russell Company is not responsible for and has not reviewed the Buffered PLUS nor any associated literature or publications and Frank Russell Company makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell Company reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Frank Russell Company has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

FRANK RUSSELL COMPANY DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL COMPANY SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL COMPANY MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY

DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL COMPANY HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. The Buffered PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Buffered PLUS.

License Agreement among Dow Jones,
AIG-FP and Morgan Stanley

Dow Jones, AIG-FP and Morgan Stanley, have entered into a non-exclusive license agreement providing for the license to Morgan Stanley of the right to use the Commodity Index, which is published by Dow Jones, in connection with the Buffered PLUS. The license agreement between Dow Jones, AIG-FP and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Buffered PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, Inc. (“American International Group”), AIG-FP or any of their subsidiaries or affiliates. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Buffered PLUS or any member of the public regarding the advisability of investing in securities or commodities generally or in the Buffered PLUS. The only relationship of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the Commodity Index, which is determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to Morgan Stanley or the Buffered PLUS. Dow Jones and AIG-FP have no obligation to take the needs of Morgan Stanley or the owners of the Buffered PLUS into consideration in determining, composing or calculating the Commodity Index. None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Buffered PLUS customers, in connection with the administration, marketing or trading of the Buffered PLUS. Notwithstanding the foregoing, AIG-FP,

American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Buffered PLUS currently being issued by Morgan Stanley, but which may be similar to and competitive with the Buffered PLUS. In addition, American International Group, AIG-FP and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Commodity Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Commodity Index, and Buffered PLUS.

This pricing supplement relates only to the Buffered PLUS and does not relate to the exchange-traded physical commodities underlying any of the Commodity Index components. Purchasers of the Buffered PLUS should not conclude that the inclusion of a futures contract in the Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Commodity Index components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Commodity Index components in connection with the Buffered PLUS. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND

EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES–AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND MORGAN STANLEY, OTHER THAN AMERICAN INTERNATIONAL GROUP.

“Dow Jones,” “AIG® ” “Dow Jones–AIG Commodity IndexSM ” and “DJ-AIGCISM ” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley. The Buffered PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIG-FP, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in the Buffered PLUS.

License Agreement between
MSCI and MS & Co

MSCI and MS & Co. have entered into a non-exclusive license agreement providing for the license to MS & Co. and certain of its affiliated or subsidiary companies, of the right to use the MSCI Emerging Markets Index and the MSCI World Real Estate Index in connection with the Buffered PLUS.

The license agreement between MSCI and MS & Co. provides that the following language must be set forth in this pricing supplement:

THIS BUFFERED PLUS IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, SAVE MORGAN STANLEY, ITS OR THEIR DIRECT OR INDIRECT THIRD PARTY INFORMATION SOURCES OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. THIS BUFFERED PLUS HAS NOT BEEN REVIEWED OR PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR

BEARS ANY LIABILITY WITH RESPECT TO THIS BUFFERED PLUS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR MANAGER OF OR INVESTORS IN THIS BUFFERED PLUS OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY FINANCIAL PRODUCT GENERALLY OR IN THIS BUFFERED PLUS PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS BUFFERED PLUS OR THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS BUFFERED PLUS OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS BUFFERED PLUS OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS BUFFERED PLUS TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE AMOUNT OR TYPE OF CONSIDERATION INTO WHICH THIS BUFFERED PLUS IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS BUFFERED PLUS OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS BUFFERED PLUS OR OTHERWISE.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF THIS BUFFERED PLUS, INVESTORS IN THIS BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA

INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THIS BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THIS BUFFERED PLUS OR USE ANY MSCI INDEX WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability, or any representations or warranties, made by Morgan Stanley elsewhere in this document to prospective or actual purchasers or of investors in the Buffered PLUS.

“MSCI World Real Estate IndexSM ” is a service mark of MSCI and has been licensed for use by Morgan Stanley. The Buffered PLUS are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Buffered PLUS.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the

Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Buffered PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Buffered PLUS to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered PLUS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Buffered PLUS. This discussion only applies to initial investors in the Buffered PLUS who:

•   purchase the Buffered PLUS at their “issue price”; and

•   will hold the Buffered PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•    certain financial institutions;
•    insurance companies;
•    dealers in securities, commodities, or foreign currencies;
•    investors holding the Buffered PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who hold the Buffered PLUS as part of a constructive sale transaction;
•    U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•    partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•    regulated investment companies;
•    real estate investment trusts;
•    tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
•    persons subject to the alternative minimum tax;
•    nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
•    Non-U.S. Holders, as defined below, for whom income or gain in respect of the Buffered PLUS is effectively connected with the conduct of a trade or business in the United States.

In addition, we have not determined whether any entity that is included in the underlying indices will be considered a “United States real property holding corporation” within the meaning of Section 897 of the Code and the effect of Section 897 of the Code on the tax consequences to a non-U.S. investor of an investment in and ownership of the Buffered PLUS. A non-U.S. investor should consult its own tax advisors regarding the U.S. federal tax consequences of an investment in and ownership of the Buffered PLUS.

As the law applicable to the U.S. federal income taxation of instruments such as the Buffered PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Buffered PLUS are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

The Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Buffered PLUS or instruments that are similar to the Buffered PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS (including alternative characterizations of the Buffered PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Buffered PLUS described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•    a citizen or resident of the United States;

•    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Buffered PLUS

Assuming the characterization of the Buffered PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Buffered PLUS should equal the amount paid by the U.S. Holder to acquire the Buffered PLUS.

Sale, Exchange or Settlement of the Buffered PLUS. Upon a sale or exchange of the Buffered PLUS, or upon settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Buffered PLUS sold, exchanged, or settled. Any capital gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Buffered PLUS

Due to the absence of authorities that directly address the proper characterization of the Buffered PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Buffered PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Buffered PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Buffered PLUS, other alternative federal income tax characterizations or treatments of the Buffered PLUS are also possible, which if applied could also significantly affect the timing and character of the income or loss with respect to the Buffered PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Buffered PLUS and the proceeds from a sale or other disposition of the Buffered PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a PLUS.

Tax Treatment upon Sale, Exchange or Settlement of a PLUS

In general. Assuming the characterization of the Buffered PLUS as set forth above is respected, a Non-U.S. Holder of the Buffered PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Buffered PLUS would not be subject to U.S. federal withholding tax, provided that:

•    the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;•    the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•    the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•    the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the Buffered PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Buffered PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Buffered PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Buffered PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “—Tax Treatment upon Sale, Exchange or Settlement of a PLUS —Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.